                                             FILED PURSUANT TO RULE 424(B)(3)
                                        REGISTRATION STATEMENT NO. 333-121263

               PRICING SUPPLEMENT NO. 1564 DATED 23 DECEMBER 2005

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011,
    CURRENTLY TOTALING A$2,634,958,000 (A$2,444,153,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the
                                             Government of Queensland

2.        Benchmark line:                    2011
                                             (to be consolidated and form a
                                             single series with QTC 6% Global A$
                                             Bonds due 14 June, 2011, ISIN
                                             US748305C27)

3.        Specific Currency or Currencies:   AUD ("A$")

4.  (i)   Issue price:                       102.945%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in
          paid by Issuer:                    respect of the issue of the bond(s)
                                             described in this Pricing
                                             Supplement. Instead, QTC pays fees
                                             and commissions in accordance with
                                             the procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

5.        Specified Denominations:           A$1,000

6.  (i)   Issue Date:                        30 December 2005

    (ii)  Record Date (date on and from      7 June/7 December
          which security is Ex-interest):

    (iii) Interest Payment Dates:            14 June/14 December

7.        Maturity Date:                     14 June 2011

8.        Interest Basis:                    6 per cent Fixed Rate

9.        Redemption/Payment Basis:          Redemption at par

10.       Change of Interest Basis or        Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with
                                             all its other unsecured obligations

12.       Method of distribution:            Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:               6 percent per annum payable
                                             semi-annually in arrears

    (ii)  Interest Payment Date(s):          14 June and 14 December in each
                                             year up to and including the
                                             Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:           A$1,000 per bond of A$1,000
                                             Specified Denomination

15.       Early Redemption Amount(s)         Not Applicable
          payable on redemption for
          taxation reasons or on event of
          default and/or the method of
          calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                     Permanent Global Note not
                                             exchangeable for Definitive Bonds

17.       Additional Financial Centre(s)     Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons or       No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special             Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          23 December 2005 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21.       If non-syndicated, name and        Deutsche Capital Markets Australia
          address of relevant Dealer:        Level 18, Grosvenor Place
                                             225 George Street
                                             Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C         TEFRA Not Applicable
          rules applicable or TEFRA rules
          not applicable:

23.       Additional selling restrictions:   Not Applicable

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$

Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                            Bourse de Luxembourg.

(ii)  Admission to trading:               Application has been made for the
                                          bonds to be admitted to trading on the
                                          regulated market of the Bourse de
                                          Luxembourg with effect from the Issue
                                          Date.

2.    RATINGS

      Ratings:                            The bonds to be issued have been
                                          rated:

                                          S&P: AAA
                                          Moody's: Aaa

                                          An obligation rated 'AAA' by S&P has
                                          the highest credit rating assigned by
                                          Standard & Poor's. The obligor's
                                          capacity to meet its financial
                                          commitment on the obligation is
                                          extremely strong.

                                          Obligations rated Aaa by Moody's are
                                          judged to be of the highest quality
                                          with minimal credit risk.

                                          A credit rating is not a
                                          recommendation to buy, sell or hold
                                          securities and may be revised or
                                          withdrawn by the rating agency at any
                                          time. Each rating should be evaluated
                                          independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                          prospectus

                                          supplement.

(ii)  Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:           Not Applicable.

5.    YIELD

      Indication of yield:                5.425%

                                          Calculated as 7 basis points less than
                                          the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility on
                                          the Trade Date.

                                          The yield is calculated on the Trade
                                          Date on the basis of the Issue Price.
                                          It is not an indication of future
                                          yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BC27

(ii)  Common Code:                        010926238

(iii) CUSIP Code:                         748305BC2

(iv)  Any clearing system(s) other than   Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   Not Applicable
      Paying Agent(s) (if any):